Exhibit 99.2
CORRECTION — IdleAire Technologies Corporation Announces Third Quarter 2006 Operating Results
KNOXVILLE, Tenn., November 15, 2006 — In the news release, “IdleAire Technologies Corporation Announces Third Quarter 2006 Operating Results,” issued November 14, 2006, by IdleAire Technologies Corporation, the accompanying Condensed Balance Sheets, (Unaudited), contained two incorrect figures. The “Accounts payable” line should show a balance of $12,724,036 and the “Stockholder subscription receivable” line should show a balance of $(925,000) at September 30, 2006. This change has no impact on any other reported numbers.
The corrected Condensed Balance Sheets, (Unaudited), below replace the Condensed Balance Sheets, (Unaudited), in the November 14, 2006, press release.
IdleAire Technologies Corporation
Condensed Balance Sheets
(Unaudited)

	September 30,	December 31,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$23,920,421	$5,925,600
Accounts receivable	4,978,125	768,204
Accounts receivable — related parties	5,000	5,000
Inventories	822,370	292,710
Prepaid expenses and other current assets	2,103,407	947,615

Total current assets	31,829,323	7,939,129

Restricted cash and investments	79,479,462	202,772,260
Deposits with vendors	25,486,314	232,779
Property and equipment, net	111,411,711	33,252,636
Deferred financing costs, net	29,291,860	29,506,307
Other assets	66,000	82,270

Total assets	$277,564,670	$273,785,381

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,724,036	$2,641,515
Accrued expenses	4,265,966	1,935,917
Deferred trade revenue	1,163,944	990,165
Deferred grant revenue	1,082,805	1,381,426

Total current liabilities	19,236,751	6,949,023

Deferred grant revenue	8,823,432	5,610,783
Other liabilities	3,129,789	—
Secured convertible notes	100,000	100,000
Senior secured discount notes	225,794,984	201,690,400

Total liabilities	257,084,956	214,350,206

Stockholders’ equity:

Series A convertible preferred stock	30,349,676	30,349,676
Series B convertible preferred stock	49,055,727	49,055,727
Series C convertible preferred stock	22,155,254	22,155,254
Common stock	48,639	48,533
Stockholder subscription receivable	(925,000)	(925,000)
Treasury stock	(200,000)	(200,000)
Deferred compensation	—	(96,000)
Additional paid-in capital	52,157,828	51,766,798
Accumulated deficit	(132,162,410)	(92,719,813)

Total stockholders’ equity	20,479,714	59,435,175

Total liabilities and stockholders’ equity	$277,564,670	$273,785,381